US$500,000,000 Additional Facility AB Accession Agreement

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:	The persons listed in Schedule 1 to this Agreement (the Additional Facility AB Lenders)
Date: 25 October 2011
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) -     €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Agreement:
Facility AB means the US$500,000,000 term loan facility made available under this Agreement.
Facility AB Advance means the US dollar denominated advance made to UPC Financing by the Additional Facility AB Lenders under Facility AB.
Facility AB Commitment means, in relation to an Additional Facility AB Lender, the amount in US dollars set opposite its name under the heading "Facility AB Commitment" in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility AB Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

2.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.
This Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AB Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility AB Lenders (the Effective Date).

5.	We, the Additional Facility AB Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)
to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.
The Additional Facility Commitment in relation to an Additional Facility AB Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AB Commitment.

7.	Any interest due in relation to Facility AB will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.	The Availability Period for Facility AB shall be the period from and including the Effective Date up to and including 5.00 pm New York time on 2 November 2011.

9.	Facility AB may be drawn by one Advance and no more than one Request may be made in respect of Facility AB under the Credit Agreement.

10.	The Facility AB Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness.

11.	The Final Maturity Date in respect of this Facility AB will be 31 December 2017.

12.	The outstanding Facility AB Advance will be repaid in full on the Final Maturity Date.

13.	The Margin in relation to Facility AB means 3.50 per cent per annum.

14.
The interest rate for Facility AB will be calculated in accordance with Clause 8.1 (Interest rate) of the Credit Agreement, being the sum of LIBOR, the applicable Margin and the Mandatory Costs. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below 1.25 per cent. then LIBOR will be deemed to be 1.25 per cent.

15.	The Borrower in relation to Facility AB is UPC Financing.

16.
(a)    Provided that any upsizing of Facility AB permitted under this paragraph will not breach any term of the Credit Agreement, Facility AB may be upsized by any amount, by the signing of one or more further Additional Facility AB Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AB Commitments denominated in US Dollars, to be drawn in US Dollars, with the same Final Maturity Date and Margin as specified in this Additional Facility AB Accession Agreement.

(b)
For the purposes of this paragraph 16 (unless otherwise specified), references to Additional Facility AB Lenders and Facility AB Advances shall include Lenders and Advances made under any such further Additional Facility AB Accession Agreement.

(c)
Where any Facility AB Advance has not already been consolidated with any other Facility AB Advance, on the last day of any Interest Period for such Facility AB Advance, that Facility AB Advance will be consolidated with any other Facility AB Advance which has an Interest Period ending on the same day as that Facility AB Advance, and all such Facility AB Advances will then be treated as one Advance.

17.
The Borrower must pay to the Facility Agent (for the account of each of the Additional Facility AB Lenders pro-rata to their participations in the Facility AB Advance) a prepayment fee, equal to one per cent. of the amount of any prepayment of the Facility AB Advance (each a Prepayment Fee), but only in respect of any prepayment of the Facility AB Advance made on or before the first anniversary of the Effective Date. Any Prepayment Fee falling due shall be paid on the date of the corresponding prepayment.

18.
Each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor that the representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

19.
UPC Broadband further represents and warrants on the Effective Date that the execution and delivery by it of this Agreement and the performance of the transactions contemplated by this Agreement will not violate any agreement or instrument to which UPC Holding is a party or binding upon UPC Holding or any member of the Borrower Group or any assets of UPC Holding or any member of the Borrower Group's assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

20.	Each Additional Facility AB Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

21.
Each of the Additional Facility AB Lenders agrees that without prejudice to Clause 26.3 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in the Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form of Schedule 3 to this Agreement, bound by the terms of this Agreement as if it were an original party hereto as an Additional Facility AB Lender and shall acquire the same rights and assume the same obligations towards the other parties to this Agreement as would have been acquired and assumed had the New Lender been an original party to this Agreement as an Additional Facility AB Lender.

22.
Pursuant to Clause 5.1 (Delivery of Request) of the Credit Agreement, each Additional Facility AB Lender agrees that the Borrower may request the Advance of Facility AB by delivering to the Facility Agent by not later than 11.00 a.m. on the Business Day before the Utilisation Date a duly completed Request in respect of this Facility AB.

23.
The Facility Office and address for notices of each Additional Facility AB Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AB Lender to the Facility Agent.

24.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

25.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

SCHEDULE 1
ADDITIONAL FACILITY AB LENDERS AND COMMITMENTS

Additional Facility AB Lender	Facility AB Commitment (US$)
Citibank N.A., London	350,000,000
Goldman Sachs Bank USA	150,000,000

Total	500,000,000

SCHEDULE 2
Conditions precedent documents

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(a) below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(a) below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(a) below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the

Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AB and that such obligations shall be owed to each Finance Party including the Additional Facility AB Lenders.

SCHEDULE 3
NOVATION CERTIFICATES
(cash)
To:    [     ] as Facility Agent and [BORROWER]
From:    [THE EXISTING LENDER] and [THE NEW LENDER]
Date: [          ]
UPC Broadband Holding B.V. - ε1,072,000,000 Term Credit Agreement dated 16 January, 2004 (the Credit Agreement)
We refer to Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed. Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility Accession Agreement between the Facility Agent, the Security Agent and the Additional Facility AB Lenders dated [ ] 2011, have the same meaning in this Novation Certificate.

1.
We [             ] (the Existing Lender) and [     ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender's rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.
The New Lender confirms that it is bound by the terms of the Additional Facility Accession Agreement as if it were an original party thereto as an Additional Facility AB Lender and shall acquire the same rights and assume the same obligations towards the other parties to this Agreement as would have been acquired and assumed had the New Lender been an original party to this Agreement as an Additional Facility AB Lender.

3.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

5.	This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated
[Details of the rights and obligations of the Existing Lender to be novated.]

[New Lender]
[Facility Office	Address for notices for administrative purposes
Address for notices for credit purposes]
[Existing Lender]	[New Lender]	[ ]
By:	By:	By:
Date:	Date:	Date:

SIGNATORIES
THE BANK OF NOVA SCOTIA as Facility Agent
By:    Authorized Signatory

THE BANK OF NOVA SCOTIA as Security Agent
By:    Authorized Signatory

UPC BROADBAND HOLDING B.V.
By:    Authorized Signatory
By:    Authorized Signatory

UPC FINANCING PARTNERSHIP
By:    Authorized Signatory
By:    Authorized Signatory

ADDITIONAL FACILITY AB LENDERS

CITIBANK N.A., LONDON
By:    Authorized Signatory

GOLDMAN SACHS BANK USA
By:    Authorized Signatory